UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                     FORM 15


CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


                         Commission File Number 333-39127-04

                       MERRILL LYNCH MORTGAGE INVESTORS, INC.
             (Exact name of registrant as specified in its charter)

                          World Financial Center North Tower
                          250 Vesey Street, 17th Floor
               New York, NY  10281-1315                   212/449-1000
     (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    Merrill Lynch Mortgage Investors, Inc.
               Mortgage Loan Asset-Backed Certificates, Series 1998-FF3
            (Title of each class of securities covered by this Form)


                                      None
       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

    Please place an X in the box(es) to designate, the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

  Rule 12g-4(a)(1)(i)                                 Rule 12h-3(b)(1)(i)     x
  Rule 12g-4(a)(1)(ii)                                Rule 12h-3(b)(1)(ii)
  Rule 12g-4(a)(2)(i)                                 Rule 12h-3(b)(2)(i)
  Rule 12g-4(a)(2)(ii)                                Rule 12h-3(b)(2)(ii)
                                                      Rule 15d-6              x

    Approximate number of holders of record as of the certification or notice date: 6

     Pursuant to the requirements of the Securities Exchange Act of 1934, Issuer of the Merrill Lynch Mortgage Investors, Inc., Mortgage Loan Asset-Backed Certificates, Series 1998-FF3, has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  January 24, 2000               By: /s/ Thomas J. Provenzano

                                         Thomas J. Provenzano
                                         Vice President
                                         CHASE MANHATTAN BANK, as Trustee